Exhibit 99.1

REALTY INCOME COMPLETES $735 MILLION IN SECOND QUARTER ACQUISITIONS

Increases 2013 Acquisitions and Earnings Guidance

ESCONDIDO, CALIFORNIA, July 9, 2013….Realty Income Corporation (Realty Income), The Monthly Dividend Company®, (NYSE:O) announced today that, during the second quarter of 2013, the company invested approximately $735 million in new properties and properties under development or expansion. During the first six months of 2013, Realty Income has invested approximately $865 million in new properties and properties under development or expansion at an initial average lease yield of 7.0%, with a weighted average lease term of approximately 14 years. Over 60% of the acquisitions are leased to investment grade tenants.

Updated 2013 Acquisitions

Realty Income estimates that it will acquire over $1.0 billion of properties in 2013, versus its previous estimate of $550 million in property acquisitions. This is in addition to the $3.2 billion acquisition of 515 properties resulting from the company’s acquisition of American Realty Capital Trust, which was completed during the first quarter of 2013.

2013 Earnings Guidance Increase

Realty Income also estimates that Normalized 2013 FFO per share should range from $2.37 to $2.43, an increase of 17% to 20% over the Normalized 2012 FFO per share of $2.02. Normalized FFO per share for 2013 is based on an estimated net income per share range of $0.93 to $0.99, plus estimated real estate depreciation of $1.63, plus ARCT merger-related costs of $0.07, and reduced by potential estimated gains on sales of investment properties of $0.26 per share (in accordance with NAREIT’s definition of FFO).

AFFO per share for 2013 is estimated to be $2.35 to $2.41 per share, an increase of 14% to 17% over the 2012 AFFO per share of $2.06. The AFFO per share estimate for 2013 is based on adding back items to FFO that reduce net income totaling approximately $0.09, and deducting capitalized expenditures and straight-line rent revenue items totaling approximately $0.11.

Realty Income, The Monthly Dividend Company®, is a New York Stock Exchange real estate company dedicated to providing shareholders with dependable monthly income. To date the company has declared 516 consecutive common stock monthly dividends throughout its 44-year operating history and increased the dividend 72 times since Realty Income’s listing on the New York Stock Exchange in 1994. The monthly income is supported by the cash flow from over 3,600 properties owned under long-term lease agreements with regional and national retail chains and other commercial enterprises. The company is an active buyer of net-leased properties nationwide. Additional information about the company can be obtained from the corporate website at www.realtyincome.com or www.twitter.com/realtyincome.

Forward-Looking Statements

Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, tenant financial health, the availability of capital to finance planned growth, continued volatility and uncertainty in the credit markets and broader financial markets, property acquisitions and the timing of these acquisitions, charges for property impairments, integration of the ARCT acquisition, and the outcome of any legal proceedings to which the company is a party, as described in the company’s filings with the Securities and Exchange Commission. Consequently, forward-looking statements should be regarded solely as reflections of the company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

Note to Editors:

Realty Income press releases are available on the Internet at www.realtyincome.com/invest/newsroom-library/press-releases.shtml.

Media Contact:

Tere Miller

Vice President,

Corporate Communications

(760) 741-2111, ext. 1177